Exhibit 10
GROUP TERM REPLACEMENT PLAN
          Effective as of April 28, 2010, Northfield Bank (the “Bank”), a federally-chartered savings bank with its principal office located at 1731 Victory Boulevard, Staten, Island, New York, hereby establishes the Group Term Replacement Plan (the “Plan”).
          It is intended that the Plan will aid in retaining and attracting employees of exceptional ability. In the event of the death of a Participant (as such term is defined below), the Participant’s Beneficiary (as such term is defined below) may receive a portion of the death proceeds from a Bank Policy or Policies (as such term is defined below). The Bank will pay the life insurance premiums due under this Plan from its general assets.
Article 1
Definitions
Whenever used in this Plan, the following terms shall have the meanings specified:

1.1	“Bank’s Interest” means the benefit set forth in Section 3.1.

1.2	“Base Salary” means the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, and other fees, and automobile and other allowances paid to the Employee for employment rendered (whether or not such allowances are included in the Employee’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Employee pursuant to all qualified or non-qualified plans of the Bank and shall be calculated to include amounts not otherwise included in the Employee’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Bank; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

1.3	“Beneficiary” means each designated person, or the estate of a deceased Participant, entitled to benefits, if any, upon the death of a Participant.

1.4	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.6	“Code” means the Internal Revenue Code of 1986, as amended.

Northfield Bank
Group Term Replacement Plan

1.7	“Disability” means the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of disability insurance covering employees of the Bank provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Participant must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.8	“Election Form” means the form required by the Plan Administrator of an eligible Employee to indicate acceptance of participation in this Plan.

1.9	“Employee” means an active employee of the Bank.

1.10	“Insured” means the individual Participant whose life is insured.

1.11	“Insurer” means the insurance company issuing the Policy on the life of the Insured.

1.12	“Net Death Proceeds” means the total death proceeds of the Participant’s Policy or Policies minus the greater of (i) cash surrender value or (ii) the aggregate premiums paid.

1.13	“Normal Retirement Age” means age sixty-five (65).

1.14	“Participant” means an Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs an Election Form and a Beneficiary Designation Form, (iv) whose signed Election Form and Beneficiary Designation Form are accepted by the Plan Administrator, (v) who commences participation in the Plan, and (vi) whose Participation has not terminated.

1.15	“Participant’s Interest” means the benefit set forth in Section 3.2.1.

1.16	“Plan Administrator” means the plan administrator described in Article 12.

1.17	“Policy” or “Policies” means the individual life insurance policy or policies adopted by the Plan Administrator for purposes of insuring a Participant’s life under this Plan.

1.18	“Separation from Service” means the Participant ceasing to be employed by the Bank for any reason other than death.
Article 2

Northfield Bank
Group Term Replacement Plan

Participation
2.1	Selection by Plan Administrator. Participation in the Plan shall be limited to those Employees of the Bank selected by the Plan Administrator, in its sole discretion, to participate in the Plan.

2.2	Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Plan Administrator (i) an Election Form, and (ii) a Beneficiary Designation Form. In addition, the Plan Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3	Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Plan Administrator, and provided that the Policy or Policies on such Employee have been issued by the Insurer(s), that Employee will become a Participant, be covered by the Plan and will be eligible to receive benefits at the time and in the manner provided hereunder, subject to the provisions of the Plan. A Participant’s participation is limited to only issued Policies where the Participant is the Insured.

2.4	Termination of Participation. A Participant’s rights under this Plan shall automatically cease and his or her participation in this Plan shall automatically terminate if the Plan or any Participant’s rights under the Plan are terminated in accordance with Article 11 or if the Participant notifies the Bank in writing that the Participant wishes to withdraw participation under the Plan. In the event that the Bank decides to maintain the Policy after the Participant’s termination of participation in the Plan, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.
Article 3
Policy Ownership/Interests
3.1	Bank’s Interest. The Bank shall own the Policies and shall have the right to exercise all incidents of ownership and may terminate a Policy without the consent of the Insured. The Bank shall be the beneficiary of the remaining death proceeds of the Policies after the Participant’s Interest is determined according to Section 3.2.

3.2	Participant’s Interest. The Participant, or the Participant’s assignee, shall have the right to designate the Beneficiary of an amount of death proceeds as specified in Section 3.2.1. The Participant shall also have the right to elect and change settlement options with respect to the Participant’s Interest by providing written notice to the Bank and the Insurer.
3.2.1	Death Prior to Separation from Service. If the Participant dies prior to Separation from Service, the Beneficiary shall be entitled to the benefit described on the Participant’s Election Form not to exceed the Net Death Proceeds.

Northfield Bank
Group Term Replacement Plan

3.2.2	Death After Disability and Prior To Normal Retirement Age. If the Participant suffers a Disability prior to Separation from Service and subsequently dies prior to Normal Retirement Age, the Beneficiary shall be entitled to the benefit described on the Participant’s Election Form not to exceed the Net Death Proceeds.

3.2.3	Death After Separation from Service. If the Participant dies after Separation from Service, except as described in Section 3.2.2 above, the Beneficiary shall not be entitled to a benefit under this Plan.
Article 4
Premiums And Imputed Income
4.1	Premium Payment. The Bank shall pay all premiums due on all Policies.

4.2	Economic Benefit. The Plan Administrator shall determine the economic benefit attributable to any Participant based on the life insurance premium factor for the Participant’s age multiplied by the aggregate death benefit payable to the Participant’s Beneficiary. The “life insurance premium factor” is the minimum amount required to be imputed under IRS Reg. §1.61-22(d)(3)(ii) or any subsequent applicable authority.

4.3	Imputed Income. The Bank shall impute the economic benefit to the Participant on an annual basis, by adding the economic benefit to the Participant’s W-2.
Article 5
Comparable Coverage
5.1	Insurance Policies. The Bank may provide such benefit through the Policies purchased at the commencement of this Plan, or, if later, the Participant’s commencement of participation in the Plan, or may provide comparable insurance coverage to the Participant through whatever means the Bank deems appropriate. If the Participant waives or forfeits his or her right to the insurance benefit, the Bank shall choose to cancel the Policy or Policies on the Participant, or may continue such coverage and become the direct beneficiary of the entire death proceeds.

5.2	Offer to Purchase. If the Bank discontinues a Policy on a Participant, the Bank shall give the Participant at least thirty (30) days but not more than ninety (90) days to purchase such Policy. The purchase price shall be the fair market value of the Policy, as determined under Treasury Reg. §1.61-22(g)(2) or any subsequent applicable authority. Such notification shall be in writing.
Article 6
General Limitations

Northfield Bank
Group Term Replacement Plan

6.1	Removal. Notwithstanding any provision of this Plan to the contrary, the Participant’s rights in the Plan shall terminate if the Participant is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

6.2	Suicide or Misstatement. No benefits shall be payable if the Participant commits suicide within two (2) years after the date of this Plan, or if the insurance company denies coverage (i) for material misstatements of fact made by the Participant on any application for life insurance purchased by the Bank, or (ii) for any other reason; provided, however that the Bank shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.
Article 7
Beneficiaries
7.1	Beneficiary. The Participant shall have the right, at any time, to designate a Beneficiary to receive any benefits payable under the Plan upon the death of the Participant. The Beneficiary designated under this Plan may be the same as or different from the beneficiary designated under any other Plan of the Bank in which the Participant participates.

7.2	Beneficiary Designation; Change. The Participant shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Bank or the Director of Human Resources. The Participant’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved. The Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Bank’s rules and procedures, as in effect from time to time. Upon the acceptance by the Bank of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Bank shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Bank prior to the Participant’s death.

7.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Bank or the Director of Human Resources.

7.4	No Beneficiary Designation. If the Participant dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Participant, then the Participant’s surviving spouse shall be the designated Beneficiary. If the Participant has no surviving spouse, the benefits shall be made payable to the Participant’s estate.

7.5	Facility of Payment. If the Bank determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the

Northfield Bank
Group Term Replacement Plan

disposition of that person’s property, the Bank may direct payment of such benefit to the guardian or legal representative having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
Article 8
Assignment
          Any Participant may assign without consideration all of such Participant’s Interest in this Plan to any person, entity or trust. In the event a Participant shall transfer all of such Participant’s Interest, then all of that Participant’s Interest in this Plan shall be vested in his or her transferee, subject to such transferee executing agreements binding them to the provisions of this Plan, who shall be substituted as a party hereunder, and that Participant shall have no further interest in this Plan.
Article 9
Insurer
          The Insurer shall be bound only by the terms of its given Policy. The Insurer shall not be bound by or deemed to have notice of the provisions of this Plan. The Insurer shall have the right to rely on the Plan Administrator’s representations with regard to any definitions, interpretations or Policy interests as specified under this Plan.
Article 10
Claims And Review Procedure
10.1	Claims Procedure. A Participant or Beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:
10.1.1	Initiation — Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

10.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to

Northfield Bank
Group Term Replacement Plan

such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.
10.1.3	Notice of Decision. If the Plan Administrator denies part or the entire claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Plan on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Plan’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
10.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:
10.2.1	Initiation — Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

10.2.2	Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

10.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or

Northfield Bank
Group Term Replacement Plan

considered in the initial benefit determination.
10.2.4	Timing of Plan Administrator’s Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

10.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Plan on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).
Article 11
Amendments And Termination
          The Bank may amend or terminate the Plan at any time, or may amend or terminate a Participant’s rights under the Plan at any time prior to Separation from Service, by providing written notice of such to the Participant. In the event that the Bank decides to maintain the Policy after the Participant’s termination of participation in the Plan, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.
Article 12
Administration
12.1	Plan Administrator Duties. This Plan shall be administered by a Plan Administrator which shall consist of the Board, or such committee or persons as the Board may choose. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

Northfield Bank
Group Term Replacement Plan

12.2	Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

12.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

12.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

12.5	Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the Separation from Service or death of its Participants, and such other pertinent information as the Plan Administrator may reasonably require.
Article 13
Miscellaneous
13.1	Binding Effect. This Plan shall bind each Participant and the Bank, their beneficiaries, survivors, executors, administrators and transferees and any Beneficiary.

13.2	No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give a Participant the right to remain an Employee of the Bank, nor does it interfere with the Bank’s right to discharge a Participant. It also does not require a Participant to remain an Employee nor interfere with a Participant’s right to terminate employment at any time.

13.3	Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of New York, except to the extent preempted by the laws of the United States of America.

13.4	Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under this Plan. Upon the occurrence of such event, the term “Bank” as used in this Plan shall be deemed to refer to the successor or survivor company.

Northfield Bank
Group Term Replacement Plan

13.5	Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
Northfield Bank
Attn: Director of Human Resources
581 Main Street, Suite 810
Woodbridge, New Jersey 07095
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

13.6	Entire Agreement. This Plan, along with a Participant’s Election Form, Beneficiary Designation Form and any agreement in writing between the Bank and any Participant, constitute the entire agreement between the Bank and the Participant as to the subject matter hereof. No rights are granted to the Participant under this Plan other than those specifically set forth herein.
     IN WITNESS WHEREOF, the Bank adopts this Plan as of the date indicated above.

Northfield Bank
By	/s/ John W. Alexander
	Title	Chairman, President and Chief Executive Officer